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                                                                     EXHIBIT 5.2



                           [KUTAK ROCK LLP LETTERHEAD]




                                  May 30, 2002



Entertainment Properties Trust
30 West Pershing Road
Suite 201
Kansas City, MO  64108

Ladies and Gentlemen:

         We have acted as counsel to Entertainment Properties Trust, a Maryland real estate investment trust (the "Company") with respect to the Registration Statement on Form S-3, Registration No. 333-87242 (the "Registration
Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the prospectus dated May 17, 2002, and a prospectus supplement dated May 23, 2002, in connection with the offering and sale of 2,300,000 of the Company's 9.50% Series A Cumulative Redeemable Preferred Shares of beneficial interest, par value $0.01 per share (the "Series A Preferred Shares") pursuant to an Underwriting Agreement dated May 23, 2002, among Bear, Stearns & Co. Inc., Prudential Securities Incorporated, BB&T Capital Markets, Fahnestock & Co. Inc., Ferris Baker Watts Incorporated and Stifel, Nicolaus & Company, Incorporated as representatives of the several underwriters, and the Company.

         We have examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including (i) the Amended and Restated Declaration of Trust of the Company, (ii) the Articles Supplementary of the Company designating the powers, preferences and rights of the Series A Preferred Shares, (iii) the Amended and Restated By-Laws of the Company and (iv) minutes of resolutions duly adopted by the Board of Trustees of the Company.

         Based upon the foregoing, it is our opinion that the Series A Preferred Shares have been duly authorized and are validly issued, fully paid and nonassessable.


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         We consent to the filing of this opinion as an Exhibit to the
Registration Statement and/or a Current Report on Form 8-K incorporated by reference into the Registration Statement, the prospectus and the prospectus supplement, and to the use of our name under the heading "Legal Matters" in the Registration Statement, prospectus and prospectus supplement.

                                                              Very truly yours,



                                                              /s/ Kutak Rock LLP
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                                                              KUTAK ROCK LLP